                                                                   EXHIBIT 11.1

            DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES
                    STATEMENT REGARDING EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                           1997        1996
                                                        ---------   ---------
PRIMARY

SHARES OUTSTANDING:
  Weighted average number of shares outstanding...      1,635,312   1,758,211

  Net effect of dilutive stock options (1)........        209,429           -
                                                        ---------   ---------
  Total...........................................      1,844,741   1,758,211
                                                        =========   =========
Income before extraordinary item..................      $ 190,872   $ 338,075
                                                        =========   =========
Earnings per common share before
  extraordinary item..............................      $    0.11   $    0.19
                                                        =========   =========
Income from extraordinary item....................      $  43,083   $       -
                                                        =========   =========
Earnings per common share from
  extraordinary item..............................      $    0.02   $       -
                                                        =========   =========
Net income........................................      $ 233,955   $ 338,075
                                                        =========   =========
Net income per common share.......................      $    0.13   $    0.19
                                                        =========   =========

FULLY DILUTED

SHARES OUTSTANDING:
  Weighted average number of shares outstanding...      1,635,312   1,758,211

  Net effect of dilutive stock options (1)........        215,488           -
                                                        ---------   ---------
  Total...........................................      1,850,800   1,758,211
                                                        =========   =========
Income before extraordinary item..................      $ 190,872   $ 338,075
                                                        =========   =========
Earnings per common share before
  extraordinary item..............................      $    0.11   $    0.19
                                                        =========   =========
Income from extraordinary item....................      $  43,083   $       -
                                                        =========   =========
Earnings per common share from
  extraordinary item..............................      $    0.02   $       -
                                                        =========   =========
Net income........................................      $ 233,955   $ 338,075
                                                        =========   =========
Net income per common share.......................      $    0.13   $    0.19
                                                        =========   =========

(1) The effects of dilutive stock options are based upon the treasury stock method using average market price during the period for primary amounts, and the higher of average market price or the market price at the end of the period for fully diluted amounts.